UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 25, 2014

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208- 644-5066

(Registrant’s telephone number)

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Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2014, the Board of Directors accepted the resignation of Ed Ullmer from his position as a member of the Board of Directors.  Management is unaware of any disagreements between Mr. Ullmer and management relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Ullmer and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

On August 25, 2014, the Company appointed Judy Baker to the Board of Directors.

The following is a summary of Ms. Baker’s business qualifications and experience over the past 5 years:

Ms. Baker currently serves on the board of directors of Nemaska Lithium (TSX-V: NMX) and also on the board of directors of Blue Vista Technologies, Inc. (TSX-V: BV.H).  From June, 2011 through January, 2014 Ms. Baker was the Chief Executive Officer and a member of the board of directors of Superior Copper Corporation (TSX-V: SPC). From September, 2007 until June, 2009 Ms. Baker was the President, Chief Executive Officer and a member of the board of directors of Canada Lithium Corp. (n/k/a RB Energy, Inc.) (TSX: RBI, OTC Markets: RBEIF).

Ms. Baker holds an Honors B.Sc. Geological Engineering in Mineral Resources Exploration from Queen’s University in Kingston, Ontario (1990) and an M.B.A. from the University of Western Ontario Business School (1995).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 25, 2014, the Board of Directors approved an amendment of  Section 2.1 of the Company’s Bylaws, solely for the purposes of increasing the number of members of the Board of Directors to six (6).  The amendment to the Bylaws is attached hereto as Exhibit 3.

Section 9 – Exhibits and Financial Statements

Item 9.01 Exhibits and Financial Statements

Attached hereto as Exhibit 3 is the amendment to the Company’s Bylaws.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

August 28, 2014